Exhibit 10.1

TERM LOAN AGREEMENT

dated as of

January 20, 2011

among

PERRIGO COMPANY,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC. and BANK OF AMERICA, N.A.

as Syndication Agents,

MORGAN STANLEY SENIOR FUNDING, INC.,

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

Schedule 2.01 — Term Loan Commitments

Schedule 3.06 — Disclosed Matters – Litigation and Environmental Matters

Schedule 3.07 — Disclosed Matters – Compliance with Laws and Agreements

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments, Loans and Advances

Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Lender Addition and Acknowledgement Agreement

Exhibit C — Note

This TERM LOAN AGREEMENT (this “Agreement”), dated as of January 20, 2011, is among PERRIGO COMPANY, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Syndication Agents.

“Aggregate Term Loan Commitments” means, at any time, the aggregate amount of the Term Loan Commitments of all Lenders at such time.

“Aggregate Term Loans” means, at any time, the sum of the Term Loans of all Lenders at such time.

“Alternate Base Rate” or “ABR” means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate, respectively.

“Applicable Lending Installation” is defined in Section 2.02(d).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or ABR Loan, the applicable rate per annum set forth below under the caption “Applicable Margin” based upon the Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Applicable Margin - Eurodollar Loans	Applicable Margin - ABR Loans
1	≥ 3.00:1.0	250 bps	150 bps
2	< 3.00:1.0	225 bps	125 bps
3	< 2.50:1.0	200 bps	100 bps
4	< 2.00:1.0	175 bps	75 bps
5	< 1.50:1.0	150 bps	50 bps

The Applicable Rate shall be determined in accordance with the foregoing table based on the Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year end financial statements for the last Fiscal Quarter (in each case calculated on a trailing four quarter basis) of the Borrower. Adjustments, if any, to the Applicable Rate shall be effective five business days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). If the Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Rate shall be set at Level 1 until five days after such financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Rate shall be set at Level 2 as of the Effective Date and shall be adjusted for the first time based on the financials for the Fiscal Quarter ending March 26, 2011.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrower” means Perrigo Company, a Michigan corporation, and its successors.

“Borrowing” means all of the Term Loans or portions thereof of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the currency in which such Eurocurrency Loan is denominated in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (i) the membership of the Borrower’s Board of Directors changes by more than 50% during any 12-month period, or the number of members on the Borrower’s Board of Directors either increases or decreases by more than 50% during any 12 month period, or (ii) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than 35% of the common Equity Interests or 35% of the voting power of the Equity Interests of the Borrower entitled to vote in the election of members of the Board of Directors of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date on or after the Effective Date on which the Term Loans are advanced hereunder, subject to the satisfaction of the terms and conditions set forth in Section 4.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, the “Collateral” under and as defined in, and any other assets upon which a Lien has been granted by, any of the Collateral Documents.

“Collateral Documents” means, collectively, the Intercreditor Agreement, all pledge and security agreements and all other agreements or documents granting or perfecting a Lien in favor of the Administrative Agent for the benefit of the Lenders or otherwise providing support for the Secured Obligations at any time, each in form and substance satisfactory to the Administrative Agent, and as amended or modified from time to time.

“Consolidated EBIT” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, and (iv) losses incurred other than in the ordinary course of business that are non-cash, non-operating and non-recurring, minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, and (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, all as determined in accordance with GAAP and calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means, with reference to any period, the Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation and amortization expense, all as determined in accordance with GAAP and calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, including without limitation all financing costs in connection with a Permitted Securitization Transaction.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Tangible Assets” means, as of any date, the Consolidated Total Assets as of such date, less all goodwill and intangible assets determined in accordance with GAAP included in such Consolidated Total Assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and Schedule 3.07.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Eurocurrency”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the State of the United States of America or other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Facility Fee” is defined in Section 2.09(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or other officer acceptable to the Administrative Agent.

“Fiscal Quarter” means (i) as of the Effective Date, each period of 13 weeks during a Fiscal Year ending on a Saturday (with the first such Fiscal Quarter to commence on the first day of such Fiscal Year) and (ii) upon and after such time, if any, as the Borrower adopts a Fiscal Year as set forth in clause (ii) of the defined term “Fiscal Year”, any of the quarterly accounting periods of the Borrower, ending on such dates of each year elected by the Borrower, provided that such dates are reasonably acceptable to the Administrative Agent and do not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Fiscal Year” means a (i) as of the Effective Date, any 52-week or 53-week period beginning on the Sunday nearest to June 30 and ending on the Saturday nearest to the following June 30. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “2011 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the June 30 of such calendar year and (ii) upon the election of the Borrower, any of the annual accounting periods of the Borrower ending on any other date of each year elected by the Borrower, provided that such date is reasonably acceptable to the Administrative Agent and does not result in the financial covenants in Section 6.10 or 6.11 not being tested for more than three months.

“Foreign Currency” means any currency other than Dollars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America (except with respect to businesses outside the United States acquired in Acquisitions for periods prior to the date of the Acquisition).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Person required to execute a Guaranty pursuant to Section 2.17.

“Guaranty” means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Obligations, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations (based on the net mark-to-market amount) under Swap Agreements of such Person that relate to interest rates, (l) all Off-Balance Sheet Liabilities of such Person, and (m) all obligations under any Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum relating to the Borrower and the Transactions.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of May 29, 2008 among the Secured Parties (as defined therein, and including JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the 2005 Revolving Credit Lenders (as defined therein) and on behalf of each of the 2005 Revolving Credit Lenders, JPMorgan Chase Bank, N.A., in its capacity as the Administrative Agent for the 2008 Term Loan Lenders (as defined therein) and on behalf of each of the 2008 Term Loan Lenders, each of the holders of the 2008 Notes (as defined therein, and including the holders of the Series 2010 Notes (as defined in the First Amendment to the Intercreditor Agreement)), and JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the Secured Parties, as amended by a First Amendment to Collateral Agency and Intercreditor Agreement dated as of April 30, 2010, and as further amended or modified from time to time, provided that any such further amendments or modifications thereto shall be in form and substance acceptable to the Administrative Agent.

“Interest Coverage Ratio” means, as of the end of any Fiscal Quarter of the Borrower, the ratio of Consolidated EBIT to Consolidated Interest Expense (excluding non-cash interest), as calculated for the four consecutive Fiscal Quarters of the Borrower then ending.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, with respect to any Person for any period, the gross interest expense of such Person for such period on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any Person other than the Borrower or a Wholly-Owned Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” means (a) with respect to any ABR Loan and Facility Fee, the 15th day of the month immediately following the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurocurrency Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, such other period requested by the Borrower) thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” means Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as joint lead arrangers and joint bookrunners.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit B hereto, with such changes thereto as approved by the Administrative Agent.

“Lender Default” means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04.

“Lenders” means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, reference to any Lender includes such Lender and its Applicable Lending Installations.

“Leverage Ratio” means, as of the end of any Fiscal Quarter of the Borrower, the ratio of (a) Consolidated Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the Borrower then ending.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen Page LIBOR01 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien and any purchase option, call or similar right of a third party with respect to any Equity Interests of the Borrower are not controlled by this Agreement.

“Loan Documents” means this Agreement, each Guaranty, the Paddock Acquisition Certificate, each Collateral Document, and all other instruments, agreements or documents executed in connection herewith at any time.

“Loan Party” means the Borrower or any Guarantor.

“Loan Transactions” means the execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents, the borrowing of Term Loans and the use of the proceeds thereof and all transactions related thereto.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board as from time to time in effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Term Loans), and/or Swap Agreement Obligations (based on the net mark-to-market amount) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of $35,000,000.

“Maturity Date” means the date five years after the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Guarantor Subsidiaries” means all Subsidiaries other than Domestic Subsidiaries that are Guarantors.

“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders, the Administrative Agent, any indemnified party or any of them arising under the Loan Documents, in all cases whether now existing or hereafter arising.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Paddock” means Paddock Laboratories, Inc., a Minnesota corporation.

“Paddock Acquisition” means the Acquisition by the Borrower of the Paddock Purchased Assets pursuant to the Paddock Acquisition Documents, all on the terms and conditions set forth in the Paddock Acquisition Documents.

“Paddock Acquisition Agreement” means that certain Purchase Agreement dated as of the date hereof among the Borrower, Paddock, Paddock Properties, and, solely for purposes of Section 11.15 thereof, the Persons listed on Exhibit A thereto.

“Paddock Acquisition Certificate” means the certificate delivered pursuant to Section 4.02(c).

“Paddock Acquisition Documents” means the Paddock Acquisition Agreement and all other material agreements, documents and instruments executed in connection with the Paddock Acquisition.

“Paddock Acquisition Transactions” means the execution, delivery and performance by the Loan Parties of the Paddock Acquisition Documents to which it is a party, the Paddock Acquisition, and all transactions related thereto.

“Paddock Properties” means Paddock Properties Limited Partnership, a Minnesota limited partnership.

“Paddock Purchased Assets” means the assets (defined in the Paddock Acquisition Agreement as the “Transferred Assets”) of Paddock and of Paddock Properties to be acquired by the Borrower under the Paddock Acquisition Agreement and the other Paddock Acquisition Documents.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) statutory and contractual Liens in favor of landlord on real property leased by the Borrower or any Subsidiary; provided that, the Borrower or Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Agent or Affiliate thereof or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as such sovereign nation is a member of the Organisation for Economic Co-operation and Development (the “OECD”), the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or such sovereign nation is approved by the Administrative Agent for purposes of this clause (e), or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors in the case of clause (b) above have ratings described in such clause or equivalent ratings from comparable foreign rating agencies, and which investments in the case of clauses (c) and (d) are with any office of any commercial bank that is (A) any Agent or Affiliate thereof, (B) organized under the laws of a member of the OECD or a state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or (iii) approved by the Administrative Agent.

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above.

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is a sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Borrower or any of its Subsidiaries.

“Perrigo International” means Perrigo International, Inc., a Michigan corporation, and its successors.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in Chicago; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Acquisition” means any Acquisition, or the last to occur of a series of Acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred by one or more of the Borrower and its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Acquisition is at least $100,000,000.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the Aggregate Term Loans at such time; provided, however, that so long as there are fewer than three Lenders (and any Lenders that are Affiliates shall be considered as one Lender for purposes of this definition), “Required Lenders” shall mean all Lenders. Any Defaulting Lender and its Term Loan shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed with the SEC by Borrower since January 1, 2010 and prior to the date of this Agreement.

“Secured Obligations” means, collectively, (i) the Obligations, and (ii) the Swap Agreement Obligations owing to one or more Lenders or their Affiliates.

“Securitization Entity” means a wholly-owned Subsidiary of the Borrower that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Borrower or any Subsidiary of the Borrower or is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Senior Notes” means Borrower’s 5.97% Senior Notes, Series 2008-A, due May 29, 2015 issued in the original principal amount of $75,000,000, 6.37% Senior Notes, Series 2008-B, due May 29, 2018 issued in the original principal amount of $125,000,000, 4.91% Senior Notes, Series 2010-A, due April 30, 2017 issued in the original principal amount of $115,000,000, 5.45% Senior Notes, Series 2010-B, due April 30, 2020 issued in the original principal amount of $150,000,000 and 5.55% Senior Notes, Series 2010-C, due April 30, 2022 issued in the original principal amount of $150,000,000, as issued under the Master Note Purchase Agreement dated as of May 29, 2008 among the Borrower and the purchasers named therein, as supplemented by the First Supplement to Master Note Purchase Agreement, dated as of April 30, 2010 among the Borrower and the purchasers named therein.

“Significant Subsidiary” means any one or more Subsidiaries which, if considered in the aggregate as a single Subsidiary would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934 , as amended.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

“Syndication Agents” means Morgan Stanley Senior Funding, Inc. and Bank of America, N.A., in their capacities as syndication agents for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan, as such commitment may be reduced or increased from time to time pursuant to prepayments, Section 2.06 or assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 (as it may be modified pursuant to Section 2.06), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. After any Term Loan is made by any Lender under its Term Loan Commitment, the related Term Loan Commitment of such Lender shall be deemed equal to the outstanding principal amount of such Term Loan of such Lender. The initial aggregate amount of the Lenders’ Term Loan Commitments is $150,000,000.

“Term Loans” means the term loans extended by the Lenders to the Borrower pursuant to Section 2.01 hereof.

“Termination Date” means the earliest to occur of (a) the date of termination of the Aggregate Term Loan Commitments pursuant to Article VII hereof, (b) the Closing Date (after the Term Loans are funded), (c) the date the Paddock Acquisition Agreement is terminated by any party thereto, and (d) the date 180 days after the Effective Date (which date shall be extended for an additional 90 day period in the event that any applicable review period in connection with, or any approval required pursuant to, any Antitrust Law (as defined in the Paddock Acquisition Agreement) has not ended or been received by the end of such 180 day period, in each case, so long as no party to the Paddock Acquisition Agreement is in default thereunder and all other conditions precedent to the Closing under and as defined in the Paddock Acquisition Agreement have been satisfied or, by their terms, are to be satisfied at the Closing under and as defined in the Paddock Acquisition Agreement.

“Transactions” means the Loan Transactions and the Paddock Acquisition Transactions.

“2008 Term Loan Agreement” means the Term Loan Agreement dated April 22, 2008 among the Borrower, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and RBS Citizens, N.A., as Syndication Agent, as it may from time to time be amended or otherwise modified, and any successor to or replacement of such agreement or the term loans evidenced thereby, as each such successor or replacement may from time to time be amended or otherwise modified, in each case, to the extent not prohibited hereby.

“2010 Credit Agreement” means the Credit Agreement dated October 8, 2010 among the Borrower, certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and HSBC Bank USA, National Association, Fifth Third Bank and Bank Leumi USA, as Documentation Agents, as it may from time to time amended or otherwise modified, and any successor to or replacement of such agreement or the credit facilities evidenced thereby, as each such successor or replacement may from time to time be amended or otherwise modified, in each case, to the extent not prohibited hereby.

“Type”, when used in reference to the Term Loans or any portion thereof, refers to whether the rate of interest on the Term Loans or portion thereof is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (as used in Section 6.10 and in determining the Applicable Margin), the Interest Coverage Ratio, Consolidated Total Assets and Consolidated Total Tangible Assets, any Acquisition or any sale or other disposition outside the ordinary course of business by the Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent.

SECTION 1.05. Foreign Currency Calculations. For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower.

ARTICLE II

The Credits

SECTION 2.01. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Term Loan Commitment on the Closing Date.

SECTION 2.02. Term Loans and Borrowings. (a) The failure of any Lender to make its Term Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required hereunder.

(b) Subject to Section 2.11, each portion of the Term Loans shall be comprised of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect, convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Term Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Term Loans and any Notes issued hereunder executed in connection herewith shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Term Loans will be made by it and for whose account Term Loan payments are to be made. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to Section 2.12 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.

SECTION 2.03. Requests for Term Loan Borrowings. To request the initial Term Loan Borrowing to be made on the Effective Date or any subsequent Term Loan under Section 2.06 in connection with an increase in the Aggregate Term Loan Commitments, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

If no election as to the Type of Term Loan Borrowing is specified, then the requested Term Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in such location determined by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. Each portion of the Term Loan elected at any time to be of the same Type shall be in an aggregate amount that is an integral multiple of the applicable $1,000,000 and not less than $3,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Increases of Term Loan Commitments. (a) All Term Loan Commitments shall terminate on the Termination Date.

(b) Subject to the conditions set forth below, the Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Borrower) prior written notice to the Administrative Agent, increase the Aggregate Term Loan Commitments at any time and from time to time after the Effective Date but prior to the Closing Date, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Term Loan Commitment shall be increased (thus increasing the Aggregate Term Loan Commitments); provided that:

(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii) the representations and warranties made by the Borrower and contained in Article III shall be true and correct on and as of the effective date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(iii) the amount of any such increase in the Aggregate Term Loan Commitments shall not be less than $10,000,000, or greater than the aggregate amount (if any) separately agreed upon in writing among the Borrower and the Joint Lead Arrangers as of the date hereof;

(iv) The Borrower and the Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and the Borrower;

(v) no existing Lender shall be obligated in any way to increase its Term Loan Commitment; and

(vi) the Borrower shall have complied with such other conditions in connection with such increase as may be required by the Administrative Agent.

(c) Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Term Loan Commitment as therein set forth or such other Lender shall become a Lender with a Term Loan Commitment as therein set forth and all the rights and obligations of a Lender with such a Term Loan Commitment hereunder. Any such new Term Loan Commitments shall terminate at 5:00 p.m., Chicago time, on the date any such additional Term Loan is designated to be made thereunder.

(d) Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.06 have been satisfied:

(i) accept such Lender Addition and Acknowledgement Agreement;

(ii) record the information contained therein in the Register; and

(iii) give prompt notice thereof to the Lenders and the Borrower and deliver to the Lenders a schedule reflecting the new Term Loan Commitments.

SECTION 2.07. Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Term Loans in annual principal installments, each in the amount of 10% of the aggregate amount of all Term Loans that have been made hereunder (without giving effect to any payments or prepayments thereof) and payable on each one year anniversary of the Closing Date, and shall pay the remaining principal balance of the Term Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit C hereto or such other form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Term Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.05. Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing. All prepayments of the Term Loans shall be applied to principal installments on the Term Loans in the inverse order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage and calculated for each such Lender for the period from and after the date 60 days after the date such Lender first becomes a Lender under this Agreement until the earlier of the Closing Date and the Termination Date, facility fees (the “Facility Fees”) accruing at the per annum rate of 25 basis points on the Aggregate Term Loan Commitment. All such Facility Fees payable under this clause (a) shall be payable quarterly in arrears on each Interest Payment Date and on the earlier of the Closing Date and the Termination Date.

(b) The Borrower agrees to pay to each Agent and Joint Lead Arranger for its own accounts fees payable in the amounts and at the times separately agreed upon between the Borrower and such Agent and Joint Lead Arranger. Such fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The portion of the Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The portion of the Term Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request or Interest Election Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or any Term Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurocurrency Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on its Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Guaranties; Collateral. (a) To guarantee or secure, as the case may be, the payment when due of the Secured Obligations, the Borrower shall cause each of the following to execute and deliver Guaranties to the Administrative Agent: (i) all Domestic Subsidiaries of the Borrower will Guarantee all Secured Obligations; and (ii) if it will not result in a material tax consequence (as reasonably agreed upon by the Borrower and the Administrative Agent), all Foreign Subsidiaries will Guarantee all Secured Obligations to the extent they are legally permitted to do so. Notwithstanding the foregoing, Securitization Entities shall not be required to be Guarantors.

(b) If any Foreign Subsidiaries could not execute a Guaranty for all Secured Obligations because that Guaranty would result in a material adverse tax consequence (as reasonably agreed upon by the Borrower and the Administrative Agent), then the Administrative Agent reserves the right (i) to require that 65% (or such greater amount that may be pledged without a material adverse tax consequence) of the Equity Interests of such Foreign Subsidiaries that are owned directly by the Borrower or a Domestic Subsidiary be pledged pursuant to Collateral Documents satisfactory to the Administrative Agent and (ii) to require that 65% (or such greater amount that may be pledged without a material adverse tax consequence, as reasonably agreed upon by the Borrower and the Administrative Agent) of the Equity Interests of any other such Foreign Subsidiary be pledged pursuant to Collateral Documents satisfactory to the Administrative Agent to the extent such pledge is legally permitted and such pledge will not result in a material tax consequence (as reasonably agreed upon by the Borrower and the Administrative Agent).

(c) Notwithstanding the foregoing, the Borrower shall not be obligated to cause certain Subsidiaries to deliver the Guaranties required under Section 2.17(a) above or cause the pledge of the Equity Interests of certain Foreign Subsidiaries required under Section 2.17(b) to the extent that all such Subsidiaries that have not delivered the Guaranties required under Section 2.17(a) above and all such Foreign Subsidiaries that are required to have their Equity Interests pledged under Section 2.17(b) have not had 65% or more of their Equity Interests pledged under Section 2.17(b) would not constitute a Significant Subsidiary if considered as one Subsidiary. In making such determination under this Section 2.17(c), the assets or income of any Subsidiary shall be determined using the consolidated assets and income of such Subsidiary and its subsidiaries.

(d) The Borrower agrees that it will promptly notify the Administrative Agent if any additional Guaranties or pledges of the Equity Interests of Foreign Subsidiaries are required at any time by the terms of Sections 2.17(a), (b) and (c) above (whether due to the formation or acquisition of any Subsidiary, any increase in the assets or income of any Subsidiary or due to any other reason that would require additional Guaranties or pledges of the Equity Interests of Foreign Subsidiaries under the terms of Sections 2.17(a), (b) and (c) above). The Borrower agrees that it will and will promptly cause each such Subsidiary to execute and deliver, promptly following the date that such Subsidiary becomes subject to the requirements of this clause (d), such additional Guaranties or Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, the Guaranties and Liens required by this Agreement and the Collateral Documents. The Borrower shall deliver, and cause each such Subsidiary to deliver, to the Administrative Agent all such certificates, legal opinions, share certificates and stock powers, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection with any Guaranties or pledges of the Equity Interests of any Foreign Subsidiaries.

ARTICLE III

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations hereunder, the Borrower hereby represents and warrants as follows to each Lender and the Administrative Agent as of the Effective Date and as of the Closing Date (giving effect to the consummation of the Paddock Acquisition and the other Transactions):

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, shareholder and other action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for those items described in the Paddock Acquisition Agreement that will be obtained after the Effective Date and prior to the Closing Date, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (c) or (d) reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended June 26, 2010, reported on by Ernst and Young LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended September 25, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since June 26, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the Borrower or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and as set forth in the SEC Documents) or (ii) that involve this Agreement or the Transactions.

(b) Except as set forth in the SEC Documents and the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Except as set forth in the SEC Documents and the Disclosed Matters, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Except as set forth in the Disclosed Matters, each of the Borrower and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions known to the Borrower to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12 Use of Term Loans. The Borrower will use the proceeds of the Term Loans for solely to finance the Paddock Acquisition and the transaction costs and expenses incurred in connection therewith and herewith. Neither the Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Term Loan will be used in any manner that is in violation of any applicable law or regulation (including without limitation Regulations U or X of the Board). After applying the proceeds of each Term Loan, Margin Stock will not constitute more than 25% of the value of the assets (either of the Borrower alone or of the Borrower and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Term Loans to be deemed secured, directly or indirectly, by Margin Stock.

SECTION 3.13 Labor Matters. There are no labor controversies pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Intercreditor and other Agreements. The Transactions are permitted under each of the Senior Notes, the 2010 Credit Agreement and the 2008 Term Loan Agreement, without any amendment, waiver or other modification or supplement thereto, except for the Intercreditor Agreement notice described below. The Term Loans will qualify as an “Additional Permitted Secured Debt Tranche” under the Intercreditor Agreement with a “Permitted Limit” under the Intercreditor Agreement of an amount equal to the aggregate Term Loan Commitments of all Lenders as of the Closing Date after a notice is delivered to the other Secured Parties (as defined in the Intercreditor Agreement) in accordance with the notice procedures under the Intercreditor Agreement at least fifteen Business Days, but not more than thirty Business Days, prior to the Closing Date, and no Secured Party shall have responded with a notice in accordance with the notice procedures under the Intercreditor Agreement within ten Business Days from receipt of such notice stating that an Event of Default (as defined in the Intercreditor Agreement) exists or that such specified Permitted Limit would cause an Event of Default (as defined in the Intercreditor Agreement).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Lender and Loan Party hereto either (i) a counterpart of this Agreement and the Guaranty to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement and the Guaranty to which it is a party signed on behalf of such party.

(b) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Borrower and the Guarantors, this Agreement, the Guaranty or the Loan Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement, the Guaranty or the Loan Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received the Paddock Acquisition Agreement and the other Paddock Acquisition Documents in existence as of the Effective Date.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder on the Effective Date.

(f) The Loan Parties shall have delivered such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The Lenders shall not be required to make any of the Term Loans until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Evidence satisfactory to the Administrative Agent shall have been received by the Administrative Agent that (i) all conditions precedent to the consummation of the Paddock Acquisition have been satisfied or waived (in accordance with Section 4.02(c)) and all of the representations and warranties in the Paddock Acquisition Agreement are accurate in all material respects as of the time of the Paddock Acquisition is consummated; (ii) the Paddock Acquisition has been approved by all necessary corporate action of the Borrower’s and Paddock’s respective Boards of Directors and shareholders, as applicable; (iii) all required approvals of any Governmental Authority related to the Paddock Acquisition have been obtained and all related filings made and any applicable waiting periods shall have expired or been terminated; (v) the Closing Date shall occur prior to the Termination Date, and (vi) upon the funding of the Term Loans the Paddock Acquisition shall be consummated in accordance with the Paddock Acquisition Documents, including without limitation the release of all Liens on any of the Paddock Purchased Assets (other than the Liens listed on Schedule 6.02 with respect to the Paddock Purchased Assets to remain in effect on and after the Closing Date) and the payment of the Estimated Debt Amount (as defined in the Paddock Acquisition Agreement).

(b) A notice shall have been delivered to the Secured Parties (as defined in the Intercreditor Agreement) in accordance with the notice procedures under the Intercreditor Agreement at least fifteen Business Days, but not more than thirty Business Days, prior to the Closing Date, designating the Term Loans as an “Additional Permitted Secured Debt Tranche” under the Intercreditor Agreement with a “Permitted Limit” under the Intercreditor Agreement of an amount equal to the aggregate Term Loan Commitments of all Lenders as of the Closing Date, and no Secured Party shall have responded with a notice in accordance with the notice procedures under the Intercreditor Agreement within ten Business Days from receipt of such notice stating that an Event of Default (as defined in the Intercreditor Agreement) exists or that such specified Permitted Limit would cause an Event of Default (as defined in the Intercreditor Agreement).

(c) The Borrower shall have delivered to the Administrative Agent copies of all amendments, supplements, waivers, consents and other modifications under the Paddock Acquisition Documents after the Effective Date and any additional Paddock Acquisition Documents after the Effective Date, and without the prior written consent of the Agents there shall have been no amendment, supplement, waiver, consent or other modification of any term or provision of the Paddock Acquisition Documents or any additional Paddock Acquisition Documents to the extent that any of the foregoing would be materially adverse to the Borrower, any Subsidiaries, the Agents or the Lenders, as determined by the Agents.

(d) A certificate, in form and substance satisfactory to the Agents, signed by a Financial Officer, stating that on the Closing Date all conditions in this Section 4.02 are satisfied and that simultaneously with the funding of the Term Loans the Borrower will own, free and clear of all Liens other than those allowed hereunder, all of the Paddock Purchased Assets and shall have otherwise completed the Paddock Acquisition in accordance in all material respects with the Paddock Acquisition Documents and in accordance in all material respects with all laws, rules and regulations, whether foreign or domestic, and all orders or other determinations of any Governmental Authority.

(e) The Administrative Agent (or its counsel) shall have received from each Loan Party hereto a counterpart of each Loan Document not previously delivered to which it is a party signed on behalf of such party.

(f) All legal (including tax implications) and regulatory matters relating to the Transactions shall be reasonably satisfactory to the Joint Lead Arrangers.

(g) Each Lender shall have executed and delivered to the Collateral Agent under the Intercreditor Agreement an appropriately completed Joinder Agreement (as defined in the Intercreditor Agreement).

(h) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) at the time of and immediately after giving effect to the funding of the Term Loans, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(i) At the time of and immediately after giving effect to the funding of the Term Loans, no Default shall have occurred and be continuing.

(j) No “Material Adverse Effect” (as defined in the Paddock Acquisition Agreement) has occurred.

(k) The Administrative Agent shall have received a certificate from a Financial Officer concerning the solvency and other appropriate factual information with respect to the Borrower and its Subsidiaries in form and substance satisfactory to the Administrative Agent with respect to solvency.

(l) The Loan Parties shall have delivered such other certificates, opinions and documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied prior to the Termination Date (and, in the event such conditions are not so satisfied or waived, the Term Loan Commitments shall terminate on the Termination Date). The disbursement of each Term Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (h) and (i) of this Section and that all other applicable conditions in Section 4.01 and 4.02 are satisfied.

ARTICLE V

Affirmative Covenants

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on each Term Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days (or such earlier date as the Borrower may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst and Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be indicated in the notes thereto);

(b) within 45 days (or such earlier date as the Borrower may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Borrower’s website at http://www.perrigo.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance; Accounts. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will take all action required by the Administrative Agent to permit the Administrative Agent and the Lenders to rely on its annual audit. Except as specified in the definitions of Fiscal Quarters and Fiscal Year, the Borrower will not change its Fiscal Quarters or Fiscal Year.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans will be used solely to finance the Paddock Acquisition and the transaction costs and expenses incurred in connection therewith and herewith. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose or in any manner that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Covenants. If at any time the Borrower, any Guarantor or any Foreign Subsidiary that is required to have 65% or more of the Equity Interests pledged under Section 2.17 shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $50,000,000, which includes financial covenants or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Administrative Agent and the Lenders. If the Administrative Agent or the Required Lenders shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same financial covenants or the equivalent thereof as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Term Loan Commitments have expired or terminated and the principal of and interest on each Term Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Non-Guarantor Subsidiary Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness resulting from loans permitted by Section 6.04(d);

(d) Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions of all Non-Guarantor Subsidiaries and of the Borrower and all of its other Subsidiaries shall not exceed $250,000,000; and

(e) other Indebtedness in an aggregate amount not exceed an amount equal to 10% of Consolidated Total Tangible Assets.

Section 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c) Precautionary UCC filings with respect to operating leases of the Borrower or any Domestic Subsidiary;

(d) Liens on assets of Subsidiaries solely in favor of the Borrower or a Guarantor as secured party and securing Indebtedness owing by a Subsidiary to the Borrower or a Guarantor;

(e) Liens on the Collateral securing, on a pro rata basis, the Secured Obligations hereunder, the “Secured Obligations” as defined in the 2010 Credit Agreement (provided that the aggregate principal amount outstanding thereunder shall not exceed $700,000,000, as reduced from time to time), the “Secured Obligations” as defined in the 2008 Term Loan Agreement (provided that the aggregate principal amount outstanding thereunder shall not exceed $200,000,000, as reduced from time to time), the Indebtedness under the Senior Notes (provided that the aggregate principal amount outstanding thereunder shall not exceed $615,000,000, as reduced from time to time) and the other obligations defined as “Secured Obligations” under the Intercreditor Agreement, all subject to the terms of the Intercreditor Agreement and the other Collateral Documents and related agreements governing the pro rata sharing of the Collateral and other rights and terms with respect to the Collateral (and the Administrative Agent is authorized by each Lender to execute the Intercreditor Agreement and such other Collateral Documents and related agreements on behalf of each such Lender (including without limitation such joinders, amendments and supplements thereto) to implement such Liens and pro rata sharing of the Collateral and other rights and terms as determined by the Administrative Agent);

(f) Liens in favor of JPMorgan on cash collateral securing the obligations of a “Defaulting Lender” as defined in the 2010 Credit Agreement to fund risk participations under the 2010 Credit Agreement;

(g) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the Borrower and its Subsidiaries securing indebtedness in the aggregate less than an amount equal to 5% of Consolidated Total Tangible Assets, provided that such Liens assumed or created in connection with an Acquisition after the Effective Date may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 5% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Acquisition; and

(h) Liens (in addition to the Liens permitted above in this Section 6.02) on assets of the Borrower’s Foreign Subsidiaries assumed or created in connection with an Acquisition after the Effective Date and securing Indebtedness in the aggregate less than an amount equal to 10% of Consolidated Total Tangible Assets, provided that such Liens may secure Indebtedness in an aggregate amount of up to $25,000,000 in excess of 10% of Consolidated Total Tangible Assets for a period of time not to exceed 60 days after any such Acquisition.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04 and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof, as reduced from time to time;

(c) Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions;

(d) Investments, loans or advances made by (i) the Borrower or any Subsidiary to the Borrower or any Domestic Subsidiary that is a Guarantor or (ii) any Foreign Subsidiary that is not a Guarantor to any Subsidiary;

(e) Acquisitions, provided that: (i) before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the Borrower), no Default exists or would be caused thereby and (ii) if such Acquisition involves the acquisition of Equity Interests, the consummation of such Acquisition has been recommended by the Board of Directors and management of the target of such Acquisition;

(f) Guarantees (i) by the Borrower or any Subsidiary of Indebtedness of the Borrower or any Domestic Subsidiary that is a Guarantor, (ii) by any Foreign Subsidiary that is not a Guarantor of any Indebtedness of any Subsidiary, or (iii) of any of the Obligations; and

(g) Guarantees, investments, loans or advances not otherwise permitted by this Section 6.04 not in excess of fifteen percent (15%) of Consolidated Total Assets in the aggregate; provided that the aggregate outstanding amount (exclusive of investments, loans or advances to Subsidiaries under Section 6.04(d)(ii)) of such Guarantees of, and investments, loans or advances to, Subsidiaries that are not Guarantors shall not exceed seven and one-half percent (7.5%) of Consolidated Total Assets in the aggregate.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) the Borrower may make Restricted Payments with respect to its Equity Interests so long as no Default exists or would be caused thereby.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Disposition of Assets; Etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment, the lapse of intellectual property of the Borrower or any of its Subsidiaries that is no longer useful or material to their business and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 6.09 shall not (a) prohibit any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to Permitted Securitization Transactions if the aggregate outstanding principal amount of the Indebtedness under all Permitted Securitization Transactions does not exceed $250,000,000, (b) prohibit any sale or other transfer of any asset of the Borrower or any Subsidiary to the Borrower or any Domestic Subsidiary that is a Guarantor and (c) prohibit any such sale, lease, license, transfer, assignment or other disposition if in any Fiscal Year of the Borrower, the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of shall be less than 20% of the aggregate book value of the Consolidated Total Assets as of the end of the immediately preceding Fiscal Year and the business, assets, rights, revenues and property disposed of shall be responsible for less than 20% of the consolidated net sales and net income of the Borrower and its Subsidiaries for the immediately preceding Fiscal Year, and if immediately after any such transaction, no Default shall exist or shall have occurred and be continuing.

SECTION 6.10. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 3.25 to 1.0 as of the end of any Fiscal Quarter; provided that, upon the written election by the Borrower to the Administrative Agent not later than the last day of the Fiscal Quarter in which a Qualified Acquisition is consummated, the Borrower may elect that the permitted Leverage Ratio hereunder may be greater than 3.25 to 1.00, but in no event greater than 3.50 to 1.00, on such last day of such Fiscal Quarter and on the last day of each of the three Fiscal Quarters next succeeding such Fiscal Quarter.

SECTION 6.11. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 3.0 to 1.0 as of the end of any Fiscal Quarter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the Borrower’s existence), 5.06 (with respect to inspection rights) or 5.08 or in Article VI;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $20,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liabilities in an aggregate Dollar Equivalent amount in excess of $20,000,000;

(m) Any Loan Document shall fail to remain in full force or effect or provide the Lien or Guarantee intended to be provided, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Borrower or any other Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document (including without limitation the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral), or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

No Joint Lead Arranger or Syndication Agent, nor any Lender identified as a documentation agent, co-agent or other similar title, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Borrower, to it at 515 Eastern Avenue, Allegan, Michigan, 49101, Attention of Michael Kelly, assistant treasurer (Telecopy No. (269) 673-1440; e-mail: michael.kelly@perrigo.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn St., Chicago, Illinois, 60670, Attention of Teresita Siao (Telecopy No. (888) 266-8059; e-mail: jpm.agency.servicing.5@jpmchase.com); or

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Term Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) release any material Guarantor from its obligations under any Guaranty or release all or substantially all of the Collateral, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor or Collateral permitted hereunder or as otherwise permitted hereunder) or with the consent of all the Lenders, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Term Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.12 and 2.14, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.13 had the Term Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Term Loan Commitments and the repayment, satisfaction or discharge of the Obligations.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Term Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Michigan.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Court of the State of Michigan and any court of the United States District Court sitting in Michigan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Michigan State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERRIGO COMPANY

By	/s/ Judy L. Brown
Name: Judy L. Brown
Title: Executive Vice President &
Chief Financial Officer

MORGAN STANLEY BANK, N.A.

By	/s/ Dawn D. Clark
Name: Dawn D. Clark
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By	/s/ Krys Szremski
Name: Krys Szremski
Title: Vice President

BANK OF AMERICA, N.A.

By	/s/ Zubin R. Shroff
Name: Zubin R. Shroff
Title: Director

Schedule 2.01 – Term Loan Commitments

Lender	Term Loan Commitment
Morgan Stanley Bank, N.A.	$50,000,000
JPMorgan Chase Bank, N.A.	$50,000,000
Bank of America, N.A.	$50,000,000

Total	$150,000,000

Schedule 3.06 — Disclosed Matters (Litigation and Environmental Matters)

No Disclosure.

Schedule 3.07 — Disclosed Matters (Compliance with Laws and Agreements)

No Disclosure.

Schedule 6.01 — Existing Indebtedness

1.	Indebtedness of 125,000,000 Indian rupees. On May 26, 2010, Perrigo API India Pvt. Ltd. (“Perrigo India) executed a short-term credit line with the Hong Kong and Shanghai Banking Corporation Ltd. Funds are available in one or more draws not to exceed an aggregate amount 125,000,000 Indian rupees (approximately $2,800,000). As of December 25, 2010 drawings of 54,500,000 Indian rupees (approximately $1,210,000) were outstanding under the credit line. The credit line expires May 4, 2011 but can be extended by mutual agreement of the parties.

2.	Indebtedness of $3,000,000 U.S. Dollars, or Indian rupees equivalent. On December 29, 2010 Perrigo India executed a loan agreement with certain persons who are minority owners of Perrigo India. Funds will be available in one or more loans not to exceed in aggregate $3,000,000, or the Indian rupee equivalent, such loans to correspond in initiation, maturity and at a principal ratio of 15:85 with loans made to Perrigo India under a separate loan agreement with Perrigo Netherlands BV, its majority owner. Each loan so made will have a maturity date that is six years after its initiation date, and the final maturity date for all loans shall not be later than July 31, 2020. As of December 25, 2010 no drawings were outstanding under the loan agreement.

Schedule 6.02 — Existing Liens

1.	See attached UCC lien summary.

2.	Perrigo Israel Pharmaceuticals Ltd.: (i) general floating lien (State of Israel), November 1997, (ii) lien on all fixed assets (State of Israel), August 1983.

3.	Chemagis Ltd.: general floating lien (State of Israel), April 1989.

The liens in favor of the State of Israel were created for participation in the Investment Center of the State of Israel.

UCC SEARCH SCHEDULE

DEBTOR: PERRIGO COMPANY

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	US BANCORP	2009165073-1 11/20/09		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		RAYMOND LEASING CORPORATION	2010004858-4 1/11/10		SPECIFIC EQUIPMENT LEASE
		US BANCORP	2010004514-6 1/12/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010010354-4 1/21/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010010355-6 1/21/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010034149-7 3/12/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010034150-0 3/12/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010053898-7 4/20/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010087108-4 6/25/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010087109-6 6/25/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010112824-4 8/23/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010113856-2 8/24/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010115093-6 8/26/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010124850-3 9/16/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		RAYMOND LEASING CORPORATION	2010130105-2 9/28/10		SPECIFIC EQUIPMENT LEASE
		US BANCORP	2010135415-4 10/8/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010135417-8 10/8/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010135420-5 10/8/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		US BANCORP	2010140579-7 10/20/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		J.R. AUTOMATION TECHNOLOGIES, LLC	2010144910-5 10/28/10		SPECIFIC EQUIPMENT PURSUANT TO MI SPECIAL TOOL LIEN ACT
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010145883-7 10/29/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010145885-1 10/29/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010149233-4 11/8/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010151418-0 11/12/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010151419-2 11/12/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010153163-1 11/17/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY
		U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	2010153164-3 11/17/10		SPECIFIC EQUIPMENT INFORMATIONAL ONLY

DEBTOR: L. PERRIGO COMPANY

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	ALPHA FINANCIAL GROUP, INC. ASSIGNEE: DELTA CAPITAL IV, INC. ASSIGNEE: COMERICA BANK	C309569 01/17/90	C500861 07/22/91 C500862 07/22/91 C911282 12/02/94 D551788 08/09/99 2004157300-4 08/06/04 2009131947-4 9/15/09	EQUIPMENT LEASE ASSIGNMENT ASSIGNMENT CONTINUATION CONTINUATION CONTINUATION CONTINUATION
		NMHG FINANCIAL SERVICES, INC.	2003199489-0 10/20/03	20080821120-0 5/23/08	EQUIPMENT LEASE CONTINUATION
		CROWN CREDIT COMPANY	2004127249-8 06/23/04	2008196343-9 12/29/08	EQUIPMENT LEASE CONTINUATION
		DATA SALES CO., CHARTER #DC2H-474	2005058280-2 3/31/05		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005074391-7 4/25/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005078649-8 5/02/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005078650-1 5/02/05		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005084801-0 5/9/05		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005104723-9 6/9/05		EQUIPMENT LEASE
		TOYOTA MOTOR CREDIT CORPORATION	2005105083-2 6/10/05		EQUIPMENT LEASE
		TOYOTA MOTOR CREDIT CORPORATION	2005105148-0 6/10/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005113921-0 6/24/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005113922-2 6/24/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005113923-4		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005126558-4 7/14/05		EQUIPMENT LEASE
		TOYOTA MOTOR CREDIT CORPORATION	2005142121-9 8/10/05		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005151475-9 8/26/05		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2005193573-7 11/07/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005201600-7 11/21/05		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2005201601-9 11/21/05	2006032128-2 2/22/06	EQUIPMENT LEASE AMENDMENT
		IBM CREDIT LLC	2005209401-3 12/6/05		EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		DATA SALES CO., CHARTER #DC2H-474	2006001969-7 1/3/06		EQUIPMENT LEASE
		INTERNAL REVENUE SERVICE	2006022262-4 1/31/06	2006056098-5 3/30/06	FEDERAL TAX LIEN RELEASE OF LIEN
		DATA SALES CO., CHARTER #DC2H-474	2006073427-5 4/21/06		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2006074040-6 4/24/06		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2006106201-7 6/14/06		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2006152211-6 9/25/06		EQUIPMENT LEASE
		IBM CREDIT LLC	2006181697-7 10/27/06		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2006194534-8 11/20/06		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2006211485-5 12/21/06		EQUIPMENT LEASE
		IBM CREDIT LLC	2007000266-8 1/2/07		EQUIPMENT LEASE
		IBM CREDIT LLC	2007006498-5 1/11/07		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2007016102-0 1/29/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007016580-2 1/30/07		EQUIPMENT LEASE
		TOYOTA MOTOR CREDIT CORPORATION	2007023917-5 2/12/07		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2007059850-6 4/16/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007060943-6 4/18/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007060944-8 4/18/07		EQUIPMENT LEASE
		CITICORP LEASING, INC.	2007062719-3 4/20/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007071472-0 5/4/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007071473-2 5/4/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007071474-4 5/4/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	200708063-6 5/22/07		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2007087769-7 6/1/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007088994-5 6/5/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007097169-7 6/19/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007097174-8 6/19/07		EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		ERVIN LEASING COMPANY	2007097175-0 6/19/07		EQUIPMENT LEASE
				2008019241-9 2/5/08	AMENDMENT
		ERVIN LEASING COMPANY	2007097176-2 6/19/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007106686-5 7/5/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007119075-5 7/30/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007119076-7 7/30/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007119077-9 7/30/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007119078-1 7/30/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007119079-3 7/30/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007120540-5 8/1/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007120541-7 8/1/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007120542-9 8/1/07		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H- 474	2007127187-2 8/13/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007128274-8 8/15/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007152452-6 9/28/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007158958-4 10/10/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007158969-7 10/10/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007165781-8 10/23/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007165782-0 10/23/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007165787-0 10/23/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2007165788-2 10/23/07		EQUIPMENT LEASE
		INDUSTRIAL LEASING, INC.	2007174884-7 11/8/07		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008003235-8 1/7/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H- 474	2008009690-8 1/17/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H- 474	2008009691-0 1/17/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008010858-7 1/22/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008010859-9 1/22/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008010860-2 1/22/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008010861-4 1/22/08		EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		DATA SALES CO., CHARTER #DC2H- 474	2008011511-4 1/22/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008015289-5 1/28/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008015290-8 1/28/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008028720-6 2/22/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008028723-2 2/22/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	20080428334-5 3/19/08		EQUIPMENT LEASE
		ERVIN LEASING COMPANY	2008042835-7 3/19/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008042836-9 3/19/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008057708-5 4/15/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008057709-7 4/15/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008066256-7 4/29/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008079200-5 5/19/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008079201-7 5/19/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008088642-2 6/4/08		EQUIPMENT LEASE
		IBM CREDIT LLC	2008104550-8 7/1/08		COMPUTER EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105479-7 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105480-0 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105481-2 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105482-4 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105483-6 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105484-8 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008105485-0 7/3/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008122078-8 8/4/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008133575-5 8/26/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008133576-7 8/26/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008133577-9 8/26/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008133578-1 8/26/08		EQUIPMENT LEASE
		INDUSTRIAL LEASING LLC	2008135007-4 8/28/08		SPECIFIC EQUIPMENT

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		ERWIN LEASING COMPANY	2008136224-5 9/2/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008136225-7 9/2/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008143459-1 9/16/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H- 474	2008151087-2 9/29/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008151088-4 9/29/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008151089-6 9/29/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008151090-9 9/29/08		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2008151091-1 9/29/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008154089-9 10/06/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171626-0 11/7/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171627-2 11/07/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171648-6 11/07/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171649-8 11/07/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171650-1 11/07/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171653-7 11/07/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008171687-8 11/07/08		EQUIPMENT LEASE
		INDUSTRIAL LEASING LLC	2008187100-4 12/10/08		SPECIFIC EQUIPMENT
		ERWIN LEASING COMPANY	2008197434-3 12/30/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008197435-5 12/30/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008197436-7 12/30/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008197437-9 12/30/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2008197438-1 12/30/08		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002059-5 1/6/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002060-8 1/6/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002061-0 1/6/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002063-4 1/6/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002064-6 1/6/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009002065-8 1/6/09		EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		ERWIN LEASING COMPANY	2009002083-6 1/6/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009011583-7 1/23/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009011584-9 1/23/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	200911585-1 1/23/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009019106-5 2/5/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009019135-6 2/5/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009019136-8 2/5/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009019137-0 2/5/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009026799-1 2/19/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009028359-1 2/23/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009033130-4 3/4/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009036945-4 3/11/09		EQUIPMENT LEASE
		ERWIN LEASING COMPANY	2009036946-6 3/11/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009045223-5 3/26/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009045225-9 3/26/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009069005-1 5/6/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009086104-2 6/10/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009086105-4 6/10/09		EQUIPMENT LEASE
		IBM CREDIT LLC	2009091969-1 6/19/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009095794-4 6/26/09		COMPUTER EQUIPMENT LEASE
		INDUSTRIAL LEASING LLC	2009097252-8 6/30/09		SPECIFIC EQUIPMENT
		IBM CREDIT LLC	2009098535-9 7/1/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009100477-0 7/7/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009106981-5 7/21/09		COMPUTER EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		BANK OF AMERICA, NATIONAL ASSOCIATION, AS AGENT (ASSIGNOR) PERRIGO RECEIVABLES, LLC	2009111047-2 7/29/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS-SALE AGREEMENT DATED JULY 23, 2009.
		ERVIN LEASING COMPANY	2009114957-4 8/6/09		EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009116588-3 8/10/09		EQUIPMENT LEASE
		IBM CREDIT LLC	2009119766-4 8/17/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009127774-1 9/2/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009135098-7 9/21/09		COMPUTER EQUIPMENT LEASE
		NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC (ASSIGNOR) EMC CORPORATION	2009143508-8 10/7/09		SPECIFIC EQUIPMENT LISTING
		DATA SALES CO., CHARTER #DC2H-474	2009145679-1 10/12/09		EQUIPMENT LEASE
		IBM CREDIT LLC	2009150695-2 10/22/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009152794-4 10/26/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009157318-1 11/03/09		COMPUTER EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	2009161761-5 11/12/09		EQUIPMENT LEASE
		IBM CREDIT LLC	2009167051-7 11/25/09		COMPUTER EQUIPMENT LEASE
		INDUSTRIAL LEASING LLC	2009168109-1 11/30/09		SPECIFIC EQUIPMENT LISTING
		IBM CREDIT LLC	2009179569-8 12/22/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009181491-7 12/28/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2009182281-3 12/29/09		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010002584-1 1/6/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010008463-1 1/19/10		COMPUTER EQUIPMENT LEASE
		DATA SALES CO., CHARTER #DC2H-474	20100010283-3 1/20/10		EQUIPMENT LEASE
		IBM CREDIT LLC	2010020196-0 2/11/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010022958-8 2/18/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010023373-9 2/19/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010024338-6 2/22/10		COMPUTER EQUIPMENT LEASE

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		IBM CREDIT LLC	2010029366-0 3/3/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010030141-7 3/4/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010032796-6 3/10/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010034805-9 3/15/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010045281-0 4/2/10		COMPUTER EQUIPMENT LEASE
		NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC (ASSIGNOR): EMC CORPORATION	2010046443-5 4/6/10		SPECIFIC EQUIPMENT LISTING
		IBM CREDIT LLC	20100058205 4/29/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010065063-2 5/12/10		COMPUTER EQUIPMENT LEASE
		DATA SALES CO., INC. CHARTER #DC-24-474	2010065533-9 5/13/10		EQUIPMENT LEASE
		DATA SALES CO., INC. CHARTER #DC-24-474	2010065534-1 5/13/10		EQUIPMENT LEASE
		IBM CREDIT LLC	2010072575-6 5/26/10		COMPUTER EQUIPMENT LEASE
		DATA SALES CO., INC. CHARTER #DC-24-474	2010074877-8 6/1/10		EQUIPMENT LEASE
		IBM CREDIT LLC	2010075031-7 6/1/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010077099-1 6/4/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010079576-5 6/10/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010090177-4 6/30/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010091351-5 7/2/10		COMPUTER EQUIPMENT LEASE
		KINGSBRIDGE HOLDINGS, LLC (ASSIGNOR): SCANDIA CAPITAL PARTNERS, INC.	2010091497-3 7/2/10		FORKLIFTS AND OTHER ASSETS BY SP, AS LESSOR BY ASSIGNMENT FROM SCANDIA CAPITAL PARTNERS INC., TO DEBTOR AS LESSEE, UNDER EQUIPMENT SCHEDULE NO. 001 TO MASTER LEASE AGREEMENT DATED 5/20/10.
		KINGSBRIDGE HOLDINGS, LLC (ASSIGNOR): SCANDIA CAPITAL PARTNERS, INC.	2010091498-5 7/2/10		FORKLIFTS AND OTHER ASSETS BY SP, AS LESSOR BY ASSIGNMENT FROM SCANDIA CAPITAL PARTNERS INC., TO DEBTOR AS LESSEE, UNDER EQUIPMENT SCHEDULE NO. 002 TO MASTER LEASE AGREEMENT DATED 5/20/10.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
		KINGSBRIDGE HOLDINGS, LLC ( ASSIGNOR): SCANDIA CAPITAL PARTNERS, INC.	2010091499-7 7/2/10		FORKLIFTS AND OTHER ASSETS BY SP, AS LESSOR BY ASSIGNMENT FROM SCANDIA CAPITAL PARTNERS INC., TO DEBTOR AS LESSEE, UNDER EQUIPMENT SCHEDULE NO. 003 TO MASTER LEASE AGREEMENT DATED 5/20/10.
		KINGSBRIDGE HOLDINGS, LLC (ASSIGNOR): SCANDIA CAPITAL PARTNERS, INC.	2010091497-3 7/2/10		FORKLIFTS AND OTHER ASSETS BY SP, AS LESSOR BY ASSIGNMENT FROM SCANDIA CAPITAL PARTNERS INC., TO DEBTOR AS LESSEE, UNDER EQUIPMENT SCHEDULE NO. 004 TO MASTER LEASE AGREEMENT DATED 5/20/10.
		KINGSBRIDGE HOLDINGS, LLC (ASSIGNOR): SCANDIA CAPITAL PARTNERS, INC.	2010091502-6 7/2/10		FORKLIFTS AND OTHER ASSETS BY SP, AS LESSOR BY ASSIGNMENT FROM SCANDIA CAPITAL PARTNERS INC., TO DEBTOR AS LESSEE, UNDER EQUIPMENT SCHEDULE NO. 005 TO MASTER LEASE AGREEMENT DATED 5/20/10.
		DATA SALES CO., INC. CHARTER #DC2H-474	2010095056-3 7/12/10		EQUIPMENT LEASE
		IBM CREDIT LLC	2010108174-9 8/10/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010109227-3 8/12/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010114427-4 8/25/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010118208-4 9/2/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010123351-4 9/14/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010124208-2 9/15/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010126284-4 9/20/10		COMPUTER EQUIPMENT LEASE
		DATA SALES CO., INC. CHARTER #DC-24-474	2010126241-4 9/20/10		EQUIPMENT LEASE
		IBM CREDIT LLC	2010129506-9 9/27/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010130796-5 9/29/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010138762-2 10/15/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010140624-4 10/20/10		COMPUTER EQUIPMENT LEASE
		IBM CREDIT LLC	2010144493-9 10/27/10		COMPUTER EQUIPMENT LEASE

DEBTOR: PERRIGO COMPANY OF SOUTH CAROLINA

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	RAYMOND LEASING CORPORATION	2005128388-5 7/18/05	N/A	SPECIFIC EQUIPMENT
		RAYMOND LEASING CORPORATION	2006037846-9 3/1/06	N/A	SPECIFIC EQUIPMENT
		CROWN CREDIT COMPANY	2006090313-5 5/17/06	N/A	SPECIFIC EQUIPMENT
		PARK NATIONAL BANK VISION FINANCIAL GROUP, INC. U.S. BANK NATIONAL ASSOCIATION	2007146446-5 9/18/07	ASSIGNMENT: U.S. BANK NATIONAL ASSOCIATION 2010138123-8 10/13/10	EQUIPMENT LEASE
		PARK NATIONAL BANK VISION FINANCIAL GROUP, INC. U.S. BANK NATIONAL ASSOCIATION	2007170359-0 10/30/07	ASSIGNMENT: U.S. BANK NATIONAL ASSOCIATION 2010138132-7 10/13/10	EQUIPMENT LEASE
		VISION FINANCIAL GROUP, INC. PARK NATIONAL BANK	2008068215-3 5/1/08	ASSIGNMENT: PARK NATIONAL BANK 2008188749-9 12/12/08	EQUIPMENT LEASE
		VISION FINANCIAL GROUP, INC. PARK NATIONAL BANK U.S. BANK NATIONAL ASSOCIATION	2008104714-6 7/2/08	ASSIGNMENT: PARK NATIONAL BANK 2008188767-7 12/12/08 ASSIGNMENT: U.S. BANK NATIONAL ASSOCIATION 2010138181-0 10/13/10	EQUIPMENT LEASE
		L. PERRIGO COMPANY	2009109652-1 7/28/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS-SALE AGREEMENT DATED JULY 23, 2009.
		BANK OF AMERICA, NATIONAL ASSOCIATION, AS AGENT (ASSIGNOR) PERRIGO RECEIVABLES, LLC	2009111048-4 7/29/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS-SALE AGREEMENT DATED JULY 23, 2009.

DEBTOR: PERRIGO PHARMACEUTICALS COMPANY

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	L. PERRIGO COMPANY	2009109653-3 7/28/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS- SALE AGREEMENT DATED JULY 23, 2009.
		BANK OF AMERICA, NATIONAL ASSOCIATION, AS AGENT (ASSIGNOR) PERRIGO RECEIVABLES, LLC	2009111050-9 7/29/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS-SALE AGREEMENT DATED JULY 23, 2009.
		J.R. AUTOMATION TECHNOLOGIES, LLC	2010144910-5 10/28/10		SPECIFIC EQUIPMENT PURSUANT TO MI SPECIAL TOOL LIEN ACT

DEBTOR: PERRIGO INTERNATIONAL, INC.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	JPMORGAN CHASE BANK, N.A., AS AGENT JPMORGAN CHASE BANK, N.A.	2005047985-3 3/17/05	AMENDMENT: COLLATERAL RESTATEMENT 2008062417-5 4/22/08 CONTINUATION: 2009146914-2 10/14/09 AMENDMENT: SECURED PARTY NAME CHANGE TO JPMORGAN CHASE BANK, N.A.	STOCK PLEDGE
		JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT UNDER A TERM LOAN AGREEMENT	2008062416-3 4/22/08		STOCK PLEDGE
		JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT	2008084567-8 5/29/08		STOCK PLEDGE

DEBTOR: PERRIGO HOLLAND INC.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	11/17/10	L. PERRIGO COMPANY	2009109655-7 7/28/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS- SALE AGREEMENT DATED JULY 23, 2009.
		BANK OF AMERICA, NATIONAL ASSOCIATION, AS AGENT (ASSIGNOR) PERRIGO RECEIVABLES, LLC	2009111049-6 7/29/09		ALL DEBTOR’S RIGHT, TITLE AND INTEREST IN THE FOLLOWING (I) CONVEYED RECEIVABLES ANN (II) RELATED ASSETS ALL TERMS DEFINED IN CROSS- SALE AGREEMENT DATED JULY 23, 2009.

DEBTOR: Perrigo Florida Inc.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
FLORIDA SOS/ UCC DIVISION	THRU 11/17/10	NO LIENS OF RECORD

DEBTOR: Perrigo International Holdings Inc.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MICHIGAN SOS/ UCC DIVISION	THRU 11/17/10	NO LIEN OF RECORD

DEBTOR: Perrigo International Holdings II Inc.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
DELAWARE SOS/ UCC DIVISION	THRU 11/05/10	JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT	20103519406 10/08/10		STOCK PLEDGE

DEBTOR: PBM Nutritionals, LLC

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
DELAWARE SOS/ UCC DIVISION	THRU 11/5/10	US BANCORP	6110910-7 4/3/06		LEASE EQUIPMENT
		US BANCORP	6111095-6 4/3/06		LEASE EQUIPMENT
		US BANCORP	2007 0638089 2/20/07		LEASE EQUIPMENT
		US BANCORP	2008 1030004 3/25/08		EQUIPMENT FILING INFORMATIONAL
		US BANCORP	2008 1165594 4/3/08		EQUIPMENT FILING INFORMATIONAL

DEBTOR: PBM Holdings, Inc.

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
DELAWARE SOS/ UCC DIVISION	THRU 9/20/10	NO LIEN OF RECORD

On and after the Closing Date:

In connection with the Paddock Acquisition, the following Liens relating to the Paddock Purchased Assets will be assumed by Borrower or a Subsidiary:

JURISDICTION AND INDEX SEARCHED	PERIODS COVERED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
MINNESOTA SOS/ UCC DIVISION	THRU 9/2010	TOSHIBA FINANCIAL SERVICES, INC.	200612125498 5/30/06		LEASE EQUIPMENT
MINNESOTA SOS/ UCC DIVISION	THRU 9/2010	US BANCORP	200916037743 5/08/09		LEASE EQUIPMENT
MINNESOTA SOS/ UCC DIVISION	THRU 9/2010	Q A GROUP LLC AND WELLS FARGO FOOTHILL	200917559082 10/01/09		LEASE EQUIPMENT
MINNESOTA SOS/ UCC DIVISION	THRU 9/2010	US BANCORP	200917634779 10/08/09		LEASE EQUIPMENT

Schedule 6.04 — Investments

1.	Perrigo Asia Holding Company Ltd. has a 49.9% ownership interest in Zibo Xinhua-Perrigo Pharmaceutical Company Ltd.

2.	Perrigo New York, Inc. has a 1.98% ownership interest in Summit Insurance Ltd.

3.	Perrigo New York, Inc. has a 18.5% ownership interest in Cobrek Pharmaceuticals, Inc.

4.	Perrigo Israel Pharmaceuticals Ltd. has a 13.2% ownership interest in Meditor Pharmaceuticals Ltd.

5.	Perrigo Israel Pharmaceuticals Ltd. presently maintains a portfolio of auction rate securities with a total par value of $18,000,000, such receivables having been written down to a book value of $4,393,000 in the consolidated financial statement of Perrigo Company for the fiscal year ended June 26, 2010.

6.	Existing intercompany loans made by a Subsidiary to another Subsidiary as disclosed to the Lender on or before the Effective Date.

Schedule 6.08 — Existing Restrictions

1.	Restrictions and conditions under the terms of Borrower’s 2008 Term Loan Agreement, 2010 Credit Agreement, Senior Notes and Permitted Securitization Transaction.

2.	Restrictions and conditions under the terms of the Investments referenced in items 1 – 4 of Schedule 6.04.

3.	Restrictions and conditions under the terms of Perrigo Netherlands B.V.’s, majority ownership interest in Perrigo API India, an India joint venture company.

4.	Restrictions and conditions under the terms of Perrigo Netherlands B.V.’s majority ownership interest of Chemagis India Private Ltd., an India joint venture company.

Exhibit A - Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of ]

3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:	The Term Loan Agreement dated as of January 20, 2011 among Perrigo Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Term Loan Commitment/Term Loans for all Lenders	Amount of Term Loan Commitment/Term Loans Assigned	Percentage Assigned of Term Loan Commitment/Term Loan
	$	$	%
	$	$	%
	$	$	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

Consented to:

[NAME OF RELEVANT PARTY]

By
Title:

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

Exhibit B – Lender Addition and Acknowledgement Agreement

LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT

Dated:             , 20

Reference is made to the Term Loan Agreement (as amended or modified from time to time, the “Term Loan Agreement”), dated as of January 20, 2011, is among Perrigo Company, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms which are defined in the Term Loan Agreement and which are used herein without definition shall have the same meanings herein as in the Term Loan Agreement.

The Borrower and                              (the “[New or Current] Lender”) agree as follows:

1. Subject to Section 2.06 of the Term Loan Agreement and this Lender Addition and Acknowledgement Agreement, the Borrower hereby increases the Aggregate Term Loan Commitments from $         to $         (such increase shall be in increments of $10,000,000 and shall not cause the Aggregate Term Loan Commitment to exceed the amount permitted under Section 2.06 of the Term Loan Agreement). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section 2.06 of the Term Loan Agreement.

2. The parties hereto acknowledge and agree that, as of the date hereof and after giving effect to this Lender Addition and Acknowledgment Agreement, the Aggregate Term Loan Commitment and the Term Loan Commitment of each Lender under the Term Loan Agreement, including without limitation, the [New or Current] Lender, are set forth on Schedule 2.01 hereto, and that Schedule 2.01 hereto replaces Schedule 2.01 to the Term Loan Agreement as of the Closing Date.

3. [If requested by the Current Lender, the Current Lender attaches the notes delivered to it under the Term Loan Agreement and requests that the Borrower exchange such notes for new notes in the amount of its revised Term Loan Commitment][ If requested by the New Lender, the New Lender requests that the Borrower issue notes in the amount of its Term Loan Commitment.]

4. The [New or Current] Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Addition and Acknowledgment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to execute and perform this Lender Addition and Acknowledgment Agreement and become a Lender, (iii) from and after the Closing Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent specified herein, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgment Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Lender Addition and Acknowledgment Agreement is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5. The effective date for this Lender Addition and Acknowledgement Agreement shall be              (the “Closing Date”). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Administrative Agent for the consent of the Administrative Agent and acceptance and recording in the Register.

6. Upon such consents, acceptance and recording, from and after the Closing Date, the [New or Current] Lender shall be a party to the Term Loan Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.

7. Upon such consents, acceptance and recording, from and after the Closing Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.

8. The Borrower represents and warrants to the Administrative Agent and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the Closing Date; and (b) the representations and warranties made by the Borrower and contained in Article III of the Term Loan Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).

9. Except as expressly amended hereby, the Borrower agrees that the Term Loan Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing.

10. This Lender Addition and Acknowledgment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Lender Addition and Acknowledgment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Addition and Acknowledgment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Addition and Acknowledgment Agreement. This Lender Addition and Acknowledgment Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan.

PERRIGO COMPANY

By
Name:
Title:

2

[CURRENT LENDER OR NEW LENDER]

By
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

3

Schedule 2.01

Lenders and Term Loan Commitments

(as of the Closing Date)

4

Exhibit C – Form of Note

NOTE

[Date]

                             , a                      (the “Borrower”), promises to pay to the order of                                  (the “Lender”) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement (as hereinafter defined), in immediately available funds at the office of JPMorgan Chase Bank, N.A.,, as Administrative Agent, designated in the Term Loan Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Term Loan Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Term Loan in the amounts and at the times required under the Term Loan Agreement.

The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each Term Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement dated as of January 20, 2011 (the “Term Loan Agreement”) by and among Perrigo Company, a Michigan corporation (the “Borrower”), the Lenders (together with their respective successors and assigns, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), to which Term Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and/or guaranteed as more specifically described in the Term Loan Agreement and other Loan Documents, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Term Loan Agreement.

By:

Print Name:

Title:

5